EXHIBIT 99.2
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Results of Annual Meeting

(Harvey, La., Friday, May 27, 2005) Superior Energy Services, Inc. (NYSE: SPN) (the "Company") today announced the results of its 2005 Annual Meeting of Stockholders held on May 25, 2005 in New Orleans, Louisiana. At the meeting, the stockholders elected Enoch L. Dawkins, James M. Funk, Terence E. Hall, Ernest E. "Wyn" Howard, III, Richard A. Pattarozzi and Justin L. Sullivan to serve as directors until the 2006 Annual Meeting of Stockholders. Also, the Company's Board of Directors, at the recommendation of its Nominating and Corporate Governance Committee, approved the election of Mr. Dawkins to serve as lead director of the Board until the next Annual Meeting.

In addition to electing directors, the stockholders also adopted the Superior Energy Services, Inc. 2005 Stock Incentive Plan and ratified the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2005.

Commenting on the meeting results, Chairman and CEO Terry Hall said, "We greatly appreciate the support of our stockholders in approving the Company's proposals, and remain devoted to continually improving the value of their investment in Superior Energy. I would also like to take this opportunity to welcome Jim Funk to our Board of Directors. Jim adds a strong independent voice to our Board, and I am confident that his experience, leadership and determination will prove to be extremely valuable. Moreover, all of our Board members believe that Jim's extensive geological background will complement their experience and enhance our Board's capacity to provide valuable oversight of our business."

Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property's economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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